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                   SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, DC  20549

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                              FORM 8-A

           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                   SECURITIES EXCHANGE ACT OF 1934


                  COMMERCIAL FEDERAL CORPORATION
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      (Exact Name of Registrant as Specified in its Charter)


             NEBRASKA                           47-0658852
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(State of Incorporation or Organization)     (I.R.S. Employer
                                             Identification No.)

2120 SOUTH 72ND STREET, OMAHA, NEBRASKA            68124
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(Address of principle executive offices)         (zip code)


If this Form relates to the registration of a class of debt
securities and is effective upon filing pursuant to General
Instruction A(c)(1) please check the following box. [   ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [X]

Securities to be registered pursuant to Section 12(b) of the Act:

      TITLE OF EACH CLASS         NAME OF EACH EXCHANGE ON WHICH
      TO BE SO REGISTERED         EACH CLASS IS TO BE REGISTERED
      -------------------         ------------------------------

____% Subordinated Extendable       New York Stock Exchange
Notes Due 2006

Securities to be registered pursuant to Section 12(g) of the Act:

                            NONE
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                       (TITLE OF CLASS)


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                       (TITLE OF CLASS)

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

    The material set forth in the section captioned "Description of Notes" in Amendment No. 1 to the Company's Registration Statement on Form S-3 (Registration No. 333-01831), filed with the Securities and Exchange Commission on November 15, 1996, is incorporated herein by reference.


ITEM 2.  EXHIBITS.

    1.  Articles of Incorporation of Commercial Federal
        Corporation (incorporated by reference to the Company's
        Registration Statement on Form S-4 (File No. 33-60589))

    2. Bylaws of Commercial Federal Corporation, as amended and restated (incorporated by reference to the Company's
        Registration Statement on Form S-4 (File No. 33-60589))

    3.  Shareholder Rights Agreement between Commercial Federal
        Corporation and Manufacturers Hanover Trust Company
        (incorporated by reference to the Company's Current
        Report on Form 8-K, dated January 9, 1989)

    4.  Form of Certificate of Common Stock of Commercial Federal
        Corporation (incorporated by reference to the Company's
        Registration Statement on Form S-1 (File No. 33-00330))

    5. Form of Indenture between Harris Trust and Savings Bank, as trustee and Commercial Federal Corporation
        (incorporated by referenced to Amendment No. 1 to the Company's Registration Statement on Form S-3
        (Registration No. 333-01831))

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                           SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              COMMERCIAL FEDERAL CORPORATION
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                                       (Registrant)



Date:  November 22, 1996    By: /s/ James A. Laphen
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                                  James A. Laphen
                                  President, Chief Operating
                                  Officer and Chief Financial
                                  Officer